Expected Earnings Impact of Liquidity Fund Support			Exhibit 99.2
As of December 27, 2007

($ in thousands)

	Support	Cash	Pre Tax	After Tax
Description	Amount	Collateral	Charge (7)	Charge (8)

Letters of Credit (1)	$ 335,000	$ 262,000	$ 60,000	$ 15,000

Capital Support Agreement (2)	15,000	15,000	2,000	500

Purchased Canadian Conduit Securities (3)	99,000 (6)	-	17,000	4,000

Total Return Swap (2) (4)	890,000 (6)	83,000	10,000	2,500

Purchased Non-bank Sponsored SIVs (2) (5)	132,000 (6)	-	700	200
TOTAL	$ 1,471,000	$ 360,000	$ 89,700	$ 22,200

(1) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund) and Prime Cash Reserves Portfolio
(2) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund)
(3) Pertains to the Legg Mason Western Asset Canadian Money Market Fund
(4) Amount of underlying securities expected to remain outstanding at March 31, 2008 is $440 million based upon current maturity schedules
(5) Amount of securities expected to remain outstanding at March 31, 2008 is $82 million based upon current maturity schedules
(6) Represents principal amount of securities subject to transaction
(7) Includes mark-to-market losses and net financing costs, if applicable
(8) Includes related adjustments for revenue sharing agreement and income tax benefits